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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                    OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  BCM Institutional Funds, Inc.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):
     111 East Kilbourn Avenue, Suite 1000, Milwaukee, Wisconsin 53202

TELEPHONE NUMBER (INCLUDING AREA CODE):  (414) 319-4400

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:  Dana J. Russart, Secretary,
     BCM Institutional Funds, Inc., 111 East Kilbourn Avenue, Suite 1000, Milwaukee, Wisconsin 53202

CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes /x/ No / /

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the City of Milwaukee and State of Wisconsin on this 31st day of October, 1996.


[NO SEAL]                               BCM INSTITUTIONAL FUNDS, INC.


                                        By:  /s/ Michael J. Bills
                                           ------------------------------------
                                              Michael J. Bills, Vice President

Attest:

/s/ Dana J. Russart
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Dana J. Russart, Secretary